Mason Street Funds, Inc.
N-SAR Filing
September 30, 2002


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY MASON STREET FUNDS IN WHICH
ROBERT W. BAIRD WAS IN UNDERWRITING GROUP:



ISSUE/                            OFFER.  SELLING     TOTAL     % OF
ACCOUNT                           PRICE  CONCESSION   (000)    OFFERING

FARGO ELECTRONICS INC.
  SMALL CAP GROWTH STOCK FUND    $ 7.50    $0.26     $   41    0.14%

HEWITT ASSOCIATES INC.
  ASSET ALLOCATION FUND          $19.00    $0.80     $   10    0.00%
  SMALL CAP GROWTH STOCK FUND                            13    0.01%


Fargo Electronics Inc. was acquired through Raymond James
Hewitt Associates Inc. was acquired through Goldman, Sachs & Co.

Fargo Electronics Inc. Underwriting Syndicates Members:
Raymond James
Robert W. Baird & Co.
Needham & Company, Inc.

Hewitt Associates Inc. Underwriting Syndicates Members:
Goldman, Sachs & Co.
Banc of America Securities LLC
First Union Securities, Inc.
J.P. Morgan Securities, Inc.
Salomon Smith Barney Inc.
UBS Warburg LLC
Bear, Stearns & Co. Inc.
William Blair & Company, LLC
A.G. Edwards & Sons, Inc.
Epoch Securities, Inc.
Legg Mason Wood Walker, Incorporated
Prudential Securities Incorporated
SG Cowen Securities Corporation
Robert W. Baird & Co.